Exhibit 5.1
[Jones Walker Letterhead]
August 23, 2005
Akorn, Inc.
2500 Millbrook Drive
Buffalo Grove, Illinois 60089

Re:	Registration Statement on Form S-3 and Post-Effective Amendment No. 3 to
Registration Statement on Form S-1
Ladies and Gentlemen:
     We have served as special Louisiana counsel to Akorn, Inc., a Louisiana corporation (“Akorn”), in connection with the opinion of Louisiana law set forth herein as to the 64,964,680 shares (the “Shares”) of the common stock of Akorn, no par value per share (“Common Stock”) being offered pursuant to the prospectus included in the Registration Statement on Form S-3 and Post-Effective Amendment No. 3 to Registration Statement on Form S-1 (the “Registration Statement”) being filed by Akorn with the Securities and Exchange Commission on the date hereof.
     In connection with rendering this opinion, we have examined and relied upon photocopies of the following documents:
(a)	Restated Articles of Incorporation of Akorn, dated September 16, 2004 and filed with the Louisiana Secretary of State on September 17, 2004;

(b)	Stock Purchase Agreement dated as of November 15, 1990 by and between the John N. Kapoor Trust dated September 20, 1989 (the “Kapoor Trust”) and Akorn;

(c)	Common Stock Purchase Warrant between Akorn and the Kapoor Trust dated November 15, 1990;

(d)	the form of Warrant Agreement executed by Akorn, as of October 7, 2003, in favor of certain purchasers of the Series A 6.0% Participating Convertible Preferred Stock of Akorn;

August 23, 2005

(e)	the form of Warrant executed by Akorn, as of August 23, 2004, in favor of certain purchasers of the Series B 6.0% Participating Convertible Preferred Stock of Akorn.

(f)	the Stock Purchase Warrant, dated as of August 31, 2004, executed by Akorn in favor of AEG Partners LLC, an Illinois limited liability company;

(g)	the Warrant Agreements, dated as of October 7, 2003, by and between Akorn and each of the Kapoor Trust and Arjun Waney;

(h)	the Warrant Agreements, dated as of October 7, 2003, by and between Akorn and each of the Kapoor Trust, Arjun Waney and Argent Fund Management Ltd.;

(i)	the Convertible Bridge Loan and Warrant Agreement, dated as of July 12, 2001, the First Amendment to Convertible Bridge Loan and Warrant Agreement, dated as of December 20, 2001, the Second Amendment to Convertible Bridge Loan and Warrant Agreement, dated as of August 31, 2002, the Third Amendment to Convertible Bridge Loan and Warrant Agreement, dated as of December 31, 2002, and the Fourth Amendment to Convertible Bridge Loan and Warrant Agreement, dated as of October 7, 2003, each by and between Akorn and the Kapoor Trust;

(j)	the Convertible Promissory Note, dated July 12, 2001, executed by Akorn in favor of the Kapoor Trust and the Allonge to Revolving Note, dated as of December 20, 2001, by and between Akorn and the Kapoor Trust;

(k)	the Convertible Promissory Note, dated July 12, 2001, executed by Akorn in favor of the Kapoor Trust and the Allonge to Revolving Note, dated as of December 20, 2001, by and between Akorn and the Kapoor Trust;

(l)	the Tranche A Common Stock Purchase Warrant, dated July 12, 2001, executed by Akorn in favor of the Kapoor Trust;

(m)	the Tranche B Common Stock Purchase Warrant, dated July 12, 2001, executed by Akorn in favor of the Kapoor Trust; and

(n)	the Certificate of Officer of Akorn, Inc., dated the date hereof, addressed to us.
     In our examination, and for all purposes of the opinion rendered herein, we have assumed without independent investigation (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, the authenticity of the originals of such documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) compliance by Akorn and the other parties thereto with the provisions of all documents and instruments pursuant to which the Shares are issuable; and (iii) the truth and correctness of the matters of fact set forth in the documents described above.

August 23, 2005

     In our examination, and for all purposes of the opinion rendered herein, we have assumed without independent investigation (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies thereof, the authenticity of the originals of such documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; (ii) compliance by Akorn and the other parties thereto with the provisions of all documents and instruments pursuant to which the Shares are issuable; and (iii) the truth and correctness of the matters of fact set forth in the documents described above.
     Based upon the foregoing and subject to the following qualifications and comments, we are of the opinion that:
     1. The Shares issued as of the date hereof have been duly authorized, validly issued, and fully paid and are nonassessable.
     2. The Shares to be issued upon the conversion or exercise of the preferred stock, warrants and convertible notes described in the Registration Statement have been duly authorized, and, if and when issued by Akorn upon such conversion or exercise in accordance with the terms of such instruments, will be validly issued, fully paid and nonassessable.
     The foregoing opinion is given as of the date hereof and is limited to the Louisiana Business Corporation Law and the federal laws of the United States of America, as currently in effect. We assume no obligation to revise or supplement this opinion should facts material to the opinion change or should such currently applicable laws be changed by legislative action, judicial decision or otherwise.
     This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.
     We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the prospectus contained therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the general rules and regulations of the Securities and Exchange Commission.

Very truly yours, Jones, Walker, Waechter, Poitevent Carrère & Denègre, L.L.P.
/s/ Carl C. Hanemann
By:	Carl C. Hanemann